Exhibit No. 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of this 22nd day of June 2023 (the “Effective Date”), by and between Safe Pro Group Inc., a Delaware corporation with offices at 18305 Biscayne Blvd., Suite 200, Aventura, FL 33160 (the “Corporation”), and Theresa Carlise (the “Employee”), under the following circumstances:

RECITALS:

A.	Corporation desires to secure the services of the Employee upon the terms and conditions set forth herein; and

B.	The Employee desires to render services to the Corporation upon the terms and conditions set forth herein.

NOW, THEREFORE, the parties mutually agree as follows:

1. Employment. The Corporation hereby employs the Employee and the Employee hereby accepts employment as an Employee of the Corporation, subject to the terms and conditions set forth in this Agreement.

2. Duties. The Employee shall serve as Chief Financial Officer, with such duties, responsibilities, and authority as are commensurate and consistent with her position, as may be, from time to time, assigned by the Chief Executive Officer (the “CEO”) of the Corporation. The Employee shall report directly to the CEO. During the Term (as defined in Section 3), the Employee shall devote all her full business time and efforts to the performance of her duties hereunder unless otherwise authorized by the Board. Notwithstanding the foregoing, the expenditure of reasonable amounts of time by the Employee for the making of passive personal investments, the conduct of business affairs and charitable and professional activities shall be allowed, provided such activities do not materially interfere with the services required to be rendered to the Corporation hereunder and do not violate the restrictive covenants set forth in Section 9 below.

3. Term of Employment. The term of the Employee’s employment hereunder, unless sooner terminated as provided herein (the “Initial Term”), shall be for a period of One (1) year commencing on the Effective Date. Upon listing on Nasdaq or other National Market System exchange, the term of this agreement will automatically be amended to re-commence a new one year term, from the listing date thereof, (“Amended Renewal Term”). The term of this Agreement shall automatically be extended for three additional terms of one (1) year each (each a “Renewal Term”) unless either party gives prior written notice of non-renewal to the other party no later than thirty (30) days prior to the expiration of the Initial Term (“Non-Renewal Notice”), or the then current Renewal Term or Amended Renewal Term, as the case may be. For purposes of this Agreement, the Initial Term, Amended Renewal Term and any Renewal Term are hereinafter collectively referred to as the “Term.”

4. Compensation of Employee.

(a) The Corporation shall pay the Employee as compensation for her services hereunder, in monthly installments during the Term, per the following schedule (the “Base

Salary”), less such deductions as shall be required to be withheld by applicable law and regulations and monthly advances against the salary. The Corporation shall review the Base Salary on an annual basis and has the right but not the obligation to increase it, but such salary shall not be decreased during the Term.

(i) $5,000 per month from the Execution Date and for a period of six months (the “Initial Payment Period”), which shall accrue monthly and be payable upon listing on Nasdaq or other National Market System exchange or at such time after the effective date hereof that the Company has raised at least $750,000, whichever is earlier.

(ii) $10,000 per month beginning in the seventh month after the Execution Date (the “Second Payment Period”), payable on the Company’s regular payment schedule.

(iii) $15,000 per month beginning the day after the Company is listed for trading on Nasdaq or other National Market System exchange. In addition to the Base Salary of $15,000, the Employee shall additional be entitled to a car allowance of $600 per month and payment of 100% of her health insurance premium through the Company’s plan or if the Company doesn’t have a plan, then up to $1,500 per month of the actual premium paid for private health insurance.

(iv) Notwithstanding the forgoing, should the Company list for trading on the Nasdaq or other National Market System exchange prior to the end of the Initial Payment Period or during the Second Payment Period, then the monthly Base Salary set forth in Paragraph 4(a)(iii) above, shall control.

(b) Equity Awards. Within five business days after the effective date, Employee will receive 30,000 fully vested restricted shares of the Company. In addition, Employee shall be eligible for such grants of awards under stock option or other equity incentive plans of the Corporation adopted by the Board and approved by the Corporation’s stockholders (or any successor or replacement plan adopted by the Board and approved by the Corporation’s stockholders) (the “Plan”) as the Compensation Committee of the Corporation may from time to time determine (the “Share Awards”). Share Awards shall be subject to the applicable Plan terms and conditions, provided, however, that Share Awards shall be subject to any additional terms and conditions as are provided herein or in any award certificate(s), which shall supersede any conflicting provisions governing Share Awards provided under the Plan.

(c) Bonus. The Employee shall receive a yearly bonus as determined by the Compensation Committee of the Board of Directors. Additionally, the Employee shall receive a cash bonus of $25,000_and an equity award of 30,000 fully vested restricted shares of Company common stock upon the Company being listed for trading on Nasdaq or other National Market System exchange.

(d) The Corporation shall pay or reimburse the Employee for all reasonable out-of-pocket expenses actually incurred or paid by the Employee in the course of her employment, including all reasonable expenses in connection with Employee’s employment with the Corporation, consistent with the Corporation’s policy for reimbursement of expenses from time to time and home office reimbursement, if applicable.

(e) The Employee shall be entitled to participate in such pension, profit sharing, group insurance, hospitalization, and group health and benefit plans and all other benefits and plans the Corporation provides to its senior Employees.

5. Termination.

(a) This Agreement and the Employee’s employment hereunder shall terminate upon the happening of any of the following events:

(i) upon the Employee’s death;

(ii) upon the Employee’s “Total Disability” (as herein defined);

(iii) upon the expiration of the Initial Term of this Agreement or any Renewal Term thereof, if either party has provided a timely notice of non-renewal in accordance with Section 3, above;

(iv) at the Employee’s option, upon thirty (30) days prior written notice to the Corporation;

(v) at the Employee’s option, in the event of an act by the Corporation, defined in Section 5(c), below, as constituting “Good Reason” for termination by the Employee;

(vi) at the Corporation’s option, in the event of an act by the Employee, defined in Section 5(d), below, as constituting “Cause” for termination by the Corporation; or

(b) For purposes of this Agreement, the Employee shall be deemed to be suffering from a “Total Disability” if the Employee has failed to perform her regular and customary duties to the Corporation for a period of 180 days out of any 360-day period and if before the Employee has become “Rehabilitated” (as herein defined) a majority of the members of the Board, exclusive of the Employee, vote to determine that the Employee is mentally or physically incapable or unable to continue to perform such regular and customary duties of employment. As used herein, the term “Rehabilitated” shall mean such time as the Employee is willing, able and commences to devote her time and energies to the affairs of the Corporation to the extent and in the manner that she did so prior to her Total Disability. Nothing in this Section 5(b) shall be construed to waive the Employee’s rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. s.2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. s12101 et seq.

(c) For purposes of this Agreement, the term “Good Reason” shall mean that the Employee has resigned due to (i) any diminution of duties inconsistent with Employee’s title, authority, duties and responsibilities (including, without limitation, a change in the chain of reporting); (ii) any reduction of or failure to pay Employee compensation provided for herein, except to the extent Employee consents in writing prior to any reduction, deferral or waiver of compensation, which non-payment continues for a period of ten (10) days following written notice to the Corporation by Employee of such non-payment; (iii) any relocation of the principal location of Employee’s employment outside of Miami-Dade County, FL without the Employee’s prior written consent; (iv) any material violation by the Corporation of its obligations under this Agreement that is not cured within thirty (30) days after receipt of written notice thereof from the Employee.

(d) For purposes of this Agreement, the term “Cause” shall mean:

(i) conviction of a felony or a crime involving fraud or moral turpitude; or

(ii) theft, material act of dishonesty or fraud, intentional falsification of any employment or Corporation records, or commission of any criminal act which impairs Employee’s ability to perform appropriate employment duties for the Corporation; or

(iii) intentional or reckless conduct or gross negligence materially harmful to the Corporation, including violation of a non-competition or confidentiality agreement; or

(iv) willful failure to follow lawful and reasonable instructions of the person or body to which Employee reports, which failure, if curable, is not cured within thirty (30) days after written notice to the Employee thereof; or

(v) gross negligence or willful misconduct in the performance of Employee’s assigned duties; or

(vi) any material breach of this Agreement by Employee, which breach, if curable, is not cured within fifteen (15) days after written notice to the Employee of such breach.

6. Effects of Termination.

(a) Upon termination of the Employee’s employment pursuant to Section 5(a)(i) or (ii), in addition to the accrued but unpaid compensation through the date of death or Total Disability and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee or her estate or beneficiaries, as applicable, shall be entitled to the following severance benefits: (i) continued provision for a period of twelve (12) months following the Employee’s death or Total Disability of benefits under Benefit Plans extended from time to time by the Corporation to its senior Employees; and (ii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Employee was a participant as of the date of death or Total Disability.

(b) Upon termination of the Employee’s employment pursuant to Section 5(a)(iii), where the Corporation has offered to renew the term of the Employee’s employment for an additional one (1) year period and the Employee chooses not to continue in the employ of the Corporation, the Employee shall be entitled to receive only the accrued but unpaid compensation through the date of termination and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date. In the event the Corporation tenders a Non-Renewal Notice to the Employee, then the Employee shall be entitled to the same severance benefits as if the Employee’s employment were terminated pursuant to Section 5(a)(v); provided, however, if such Non- Renewal Notice was triggered due to the Corporation’s statement that the Employee’s employment was terminated due to Section 5(a)(vi) (for “Cause”), then payment of severance benefits will be contingent upon a determination as to whether termination was properly for “Cause.”

(c) Upon termination of the Employee’s employment pursuant to Section 5(a)(v) or other than pursuant to Section 5(a)(i), 5(a)(ii), 5(a)(iii), 5(a)(iv), or 5(a)(vi) (i.e., without “Cause”), in addition to the accrued but unpaid compensation through the end of the Term or any then applicable extension of the Term and any other benefits accrued to him under any Benefit Plans outstanding at such time and the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee shall be entitled to the following severance benefits: (i) a cash payment, based on the current scale of Employee’s Base Salary, equal to two months of Base Salary, to be paid in a single lump sum payment not later than sixty (60) days following such termination, less withholding of all applicable taxes; (ii) continued provision for a period of twelve (12) months after the date of termination of the benefits under Benefit Plans extended from time to time by the Corporation to its senior Employees; and (iii) payment on a pro-rated basis of any bonus or other payments earned in connection with any bonus plan to which the Employee was a participant as of the date of the Employee’s termination of employment. In addition, any options or restricted stock shall be immediately vested upon termination of Employee’s employment pursuant to Section 5(a)(v) or by the Corporation without “Cause”.

(d) Upon termination of the Employee’s employment pursuant to Section 5(a)(iv) or (vi), in addition to the reimbursement of documented, unreimbursed expenses incurred prior to such date, the Employee shall be entitled to the following severance benefits: (i) accrued and unpaid Base Salary through the date of termination, less withholding of applicable taxes and any other benefits accrued to him under any Benefit Plans outstanding at such time; and (ii) continued provision, for a period of one (1) month after the date of the Employee’s termination of employment, of benefits under Benefit Plans extended to the Employee at the time of termination. Employee shall have any conversion rights available under the Corporation’s Benefit Plans and as otherwise provided by law, including the Comprehensive Omnibus Budget Reconciliation Act.

(e) Any payments required to be made hereunder by the Corporation to the Employee shall continue to the Employee’s beneficiaries in the event of her death until paid in full.

7. Time Off. In addition to standard holidays, the Employee shall be entitled to take reasonable amounts of time off for vacation, illness, and personal matters during which period her salary shall be paid in full. Discretionary absences of longer than one week should be scheduled at such time or times as the Employee and the Corporation shall determine is mutually convenient.

8. Disclosure of Confidential Information.

(a) The Employee recognizes, acknowledges and agrees that she has had and will continue to have access to secret and confidential information regarding the Corporation, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information (i) is not in or does not hereafter become part of the public domain, or (ii) became known to others through no fault of the Employee. The Employee acknowledges that such information is of great value to the Corporation, is the sole property of the Corporation, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Corporation herein, the Employee will not, at any time, during or after her employment hereunder, reveal, divulge or make known to any person, any Confidential Information acquired by the Employee during the course of her employment, which is treated as confidential by the Corporation, and not otherwise in the public domain, except as required by law (but only after Employee has provided the Corporation with reasonable notice and opportunity to take action against any legally required disclosure. The provisions of this Section 8 shall survive the termination of the Employee’s employment hereunder.

(b) The Employee affirms that she does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Corporation or its subsidiaries.

(c) In the event that the Employee’s employment with the Corporation terminates for any reason, the Employee shall deliver forthwith to the Corporation any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Employee shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing her compensation or relating to reimbursement of expenses, (iii) information that she reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to her employment, or termination thereof, with the Corporation.

9. Non-Competition and Non-Solicitation.

(a) The Employee agrees and acknowledges that the Confidential Information that the Employee has already received and will receive is valuable to the Corporation and that its protection and maintenance constitutes a legitimate business interest of the Corporation, to be protected by the non-competition restrictions set forth herein. The Employee agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary and do not impose undue hardship or burdens on the Employee. The Employee also acknowledges that the Corporation’s business is conducted worldwide (the “Territory”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Corporation, its affiliates and/or its clients or customers. The provisions of this Section 9 shall survive the termination of the Employee’s employment hereunder for the time periods specified below.

(b) The Employee hereby agrees and covenants that she shall not without the prior written consent of the Corporation, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Corporation; provided however, that the Employee shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), whether on the Employee’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and thereafter to the extent described below, within the Territory.

(i) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation, or control of any business in competition with the Business of the Corporation, as defined in the next sentence. “Business” shall mean products and services used for the detection and disposal of mines and unexploded ordinance or the use of drones to inspect infrastructure.

(ii) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Corporation to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Corporation;

(iii) Attempt in any manner to solicit or accept from any customer of the Corporation, with whom Employee had significant contact during Employee’s employment by the Corporation (whether under this Agreement or otherwise), business competitive with the Business done by the Corporation with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done with the Corporation, or if any such customer elects to move its business to a person other than the Corporation, provide any services of the kind or competitive with the Business of the Corporation for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Corporation; or

(iv) Interfere with any relationship, contractual or otherwise, between the Corporation and any other party, including, without limitation, any supplier, distributor, co-venturer or joint venturer of the Corporation, for the purpose of soliciting such other party to discontinue or reduce its business with the Corporation for the purpose of competing with the Business of the Corporation.

With respect to the activities described in Paragraphs (i), (ii), (iii) and (iv) above, the restrictions of this Section 9 shall continue during the Employment Period and, upon termination of the Employee’s employment for a period of one (1) year thereafter.

(c) Notwithstanding the foregoing, nothing in this Section 9 shall prevent the Employee from participating in or serving as an officer or director of a nonprofit organization including but not limited to the Association of Unmanned Vehicle Systems International.

10. Non-Disparagement. The Employee agrees not to make any negative or derogatory statements, orally or in writing, about the Corporation, its affiliates, or their respective officers, directors, employees, products, services, or business practices, to any third party, including but not limited to, the media, customers, suppliers, or employees, except as required by law or legal process. The Corporation agrees to instruct its officers and directors to refrain from making any negative or derogatory statements, orally or in writing, about the Employee to any third party, including but not limited to, the media, customers, suppliers, or employees, except as required by law or legal process. The provisions of this Section 10 shall survive the termination of the Employee’s employment hereunder.

11. Section 409A.

(a) The provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Corporation and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

(b) To the extent that Employee will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

(c) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

(d) Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

(e) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination, then only that portion of the severance and benefits payable to Employee pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Employee’s termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Compensation Separation Benefits in excess of the Section 409A Limit otherwise due to Employee on or within the six (6) month period following Employee’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following termination but prior to the six (6) month anniversary of Employee’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

(f) For purposes of this Agreement, “Section 409A Limit” will mean a sum equal (x) to the amounts payable prior to March 15 following the year in which Employee terminations plus (y) the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Corporation’s taxable year preceding the Corporation’s taxable year of Employee’s termination of employment as determined under Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any IRS guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

12. Miscellaneous.

(a) The Employee acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Employee agrees that any breach or threatened breach by her of Sections 8 or 9 of this Agreement shall entitle the Corporation, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Employee hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Corporation seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Corporation may have at law or in equity.

(b) Neither the Employee nor the Corporation may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided however that the Corporation shall have the right to delegate its obligation of payment of all sums due to the Employee hereunder, provided that such delegation shall not relieve the Corporation of any of its obligations hereunder.

(c) This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to the Employee’s employment by the Corporation, supersedes all prior understandings and agreements, whether oral or written, between the Employee and the Corporation, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(d) This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(e) The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(f) All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by private overnight mail service (e.g. Federal Express) to the party at the address set forth above or to such other address as either party may hereafter give notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date actually received or the third business day after sending.

(g) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Florida.

(h) This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument. The parties hereto have executed this Agreement as of the date set forth above.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed and effective as of the date first set forth above.

CORPORATION: SAFE PRO GROUP INC.

By:	/s/ Daniyel Erdberg
Name:	Daniyel Erdberg
Title:	CEO

EMPLOYEE:
THERESA CARLISE

By:	/s/ Theresa Carlise
Name:	Theresa Carlise